Exhibit 10.2

CORNELL COMPANIES, INC.

RESTRICTED STOCK AWARD

(Time Based)

This Award is made effective as of [Date] (the “Date of Grant”) by CORNELL COMPANIES, INC. (the “Company”) to                    (the “Participant”).

1.             Grant.

(a)           Shares.  Pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”),                restricted shares (the “Restricted Shares”) of the Company’s common stock, par value $0.001, will be issued as hereinafter provided in the Participant’s name.  Such Restricted Shares shall be subject to certain restrictions as hereinafter described pursuant to the Plan and this Award.

(b)           Issuance of Shares.  The Restricted Shares will be issued upon acceptance hereof by the Participant.  The Restricted Shares may, in the discretion of the Company, be issued in either book entry or certificate form prior to any vesting hereunder.  The Participant shall have voting rights and the right to receive dividends on the Restricted Shares.  Upon vesting, the Company will distribute vested Shares to the Participant in a reasonable time period in a manner to be determined by Company from time to time, which may consist of share certificates or electronic transfer to brokerage accounts required to be established by the Participant.  Participant agrees that Participant may be required to open a brokerage account as directed by Company for administration of Participants equity awards from Company.

(c)           Plan Incorporated.  The Participant acknowledges receipt of a copy of the Plan, and agrees that this grant of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any.

2.                                       Forfeiture; Vesting.  The Participant hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)           Except as may be otherwise provided in the Plan or this Award, in the event of termination of the Participant’s employment with the Company or an Affiliate for any reason, including but not limited to retirement, voluntary termination, involuntary termination, death or disability, the Participant shall, for no consideration, forfeit to the Company all Restricted Shares which have not vested at the time of termination.

The Committee may, in its discretion and pursuant to the Plan, accelerate the vesting of the Restricted Shares.

(b)           The Restricted Shares shall vest as follows: twenty-five percent (25%) of the Restricted Shares shall vest on each of the first, second, third and fourth anniversary date of the Date of Grant.

3.             No Transfer.  The Restricted Shares granted hereunder are not transferable by the Participant and may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred or disposed of until after the share are vested and distributed to the Participant.  Any such attempted transfer or pledge shall be null and void.  Notwithstanding the foregoing restriction, in the event any such attempted transfer or pledge shall be found for any reason to be effective by operation or in accordance with applicable law, the vesting requirements shall be binding upon and enforceable against any such transferee of Restricted Shares.

4.             Taxes.  All distributions under this Award are subject to withholding of all applicable taxes.  Subject to the rules as may be established by the Committee, such withholding obligations may be satisfied through the surrender of Shares that the Participant is otherwise entitled to under the Plan.

5.             Binding.  This Award shall be binding upon and inure to the benefit of any successor to the Company and all persons lawfully claiming under the Participant.

6.             Defined Terms.  Unless otherwise specifically defined herein, each term used herein which is defined in the Plan shall have the meaning assigned such term in the Plan.

7.             Amendment; Modification.  This Award may be amended by agreement of the Participant and the Company, without the consent of any other person.  The Company shall have the rights of amendment and modification set forth in the Plan.

8.             Governing Law.  This Award shall be governed by, and construed in accordance with the laws of the State of Texas.

9.             Restrictions on Resale.  Other than the restrictions expressly described herein, there are no additional restrictions imposed by the Plan on the resale of vested Restricted Shares acquired under the Plan.  However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act.  At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates.  These restrictions do not apply to persons who are not affiliates of the Company; provided, however, that all employees are subject to the Company’s policies against insider trading, and restrictions on resale may be imposed by the Company from time-to-time as may be necessary under applicable law.

10.           Effect on Other Benefits.  Income recognized by you as a result of the grant or vesting of Restricted Shares or dividends on your Restricted Shares will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

By acceptance of this Award Agreement, the Participant acknowledges acceptance of the terms and conditions set forth herein and in the Plan.

CORNELL COMPANIES, INC.		PARTICIPANT

By:

Name:	Patrick N. Perrin	Name:
Title:	Senior Vice President,
Chief Administrative Officer